Exhibit 11

BellSouth Corporation

Computation of Earnings Per Share

(Dollars in Millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2005	2004	2005

EARNINGS PER SHARE – BASIC:

Income From Continuing Operations	$ 852	$ 817	$ 2,941	$ 2,295

Discontinued Operations, net of tax	(53)	—	453	381

Net Income	$ 799	$ 817	$ 3,394	$ 2,676

Weighted Average Shares Outstanding	1,831	1,831	1,832	1,831

Earnings Per Common Share From Continuing Operations	$ 0.47	$ 0.45	$ 1.61	$ 1.25

Discontinued Operations	(0.03)	—	0.25	0.21

Earnings Per Share	$ 0.44	$ 0.45	$ 1.85	$ 1.46

EARNINGS PER SHARE – DILUTED:

Income From Continuing Operations	$ 852	$ 817	$ 2,941	$ 2,295

Discontinued Operations, net of tax	(53)	—	453	381

Net Income	$ 799	$ 817	$ 3,394	$ 2,676

Weighted Average Shares Outstanding	1,831	1,831	1,832	1,831

Incremental shares from assumed exercise of stock options and payment of performance share awards	4	5	4	4

Diluted Shares Outstanding	1,835	1,836	1,836	1,835

Earnings Per Common Share From Continuing Operations	$ 0.46	$ 0.44	$ 1.60	$ 1.25

Discontinued Operations	(0.03)	—	0.25	0.21

Earnings Per Share*	$ 0.44	$ 0.44	$ 1.85	$ 1.46

*Earnings Per Share does not sum due to rounding.